Exhibit 10.31

BROADRIDGE FINANCIAL SOLUTIONS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to provide an additional means by which BROADRIDGE FINANCIAL SOLUTIONS, INC. may attract, retain and encourage the productive efforts of a select group of executives who provide valuable services to it and its subsidiaries. The Plan provides supplemental retirement benefits to qualifying participants. The Plan is intended to be unfunded for federal income tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

The Plan reads as follows:

ARTICLE I

DEFINITIONS

The following terms when used in this Plan shall have the designated meaning, unless a different meaning is clearly required by the context.

1.1 Annual Plan Benefit.    The Annual Plan Benefit shall be the annual amount of a Participant’s Plan benefit calculated in accordance with the provisions of Section 3.1 below.

1.2 Annual Benefit Multiplier.    The Annual Benefit Multiplier shall be 1.6% for each of the first twenty years of a Participant’s full calendar years of Future Service and .8% for each calendar year thereafter.

1.3 Committee.    Three board members or senior officers of the Company, appointed from time to time by the Board.

1.4 Board.    The board of directors of the Company.

1.5 Code.    The Internal Revenue Code of 1986, as amended.

1.6 Company.    Broadridge Financial Solutions, Inc. and its subsidiaries, and successors.

1.7 Early Retirement Date.    The date on which a Participant attains age sixty (60).

1.8 Effective Date.    June 30, 2009.

1.9 Eligible Employee.    Each executive of the Company who has been designated as eligible to participate in the Plan by the Committee pursuant to Article II. The Committee may at any time remove any executive as an Eligible Employee for the purpose of accruing any additional Plan benefits. An executive who is a participant in the SORP may not be designated as an Eligible Employee under this Plan.

1.10 Final Average Annual Pay.    The average annual compensation of a Participant for the five full consecutive calendar years during his Future Service period during which he received the largest total amount of compensation. For this purpose, a Participant’s “compensation” shall mean the total base salary and bonus compensation actually paid or accrued by the Company to or for such Participant and shall specifically exclude any compensation derived from grants of restricted stock (whether time-based or performance- based), stock options, stock appreciation rights or any similar equity awards, and relocation pay; provided that, notwithstanding anything to the contrary set forth herein, amounts deferred at such Participant’s election under a cash or deferred arrangement under Section 401(k) of the Code shall be included in such Participant’s compensation.

1.11 Future Service.    A Participant’s period of full calendar years of continuous employment with the Company after his Plan participation has begun. An executive who is designated as an Eligible Employee effective as of January 1, 2009 shall be credited with Future Service beginning on January 1, 2009. A Participant shall only be granted Future Service for periods he is an Eligible Employee. Leaves of absence of less than six months may be taken into account as Future Service, to the extent provided by the Committee. The Committee may, in an applicable Supplement, grant a Participant prior service credit for determining his Future Service period.

1.12 Normal Retirement Date.    The date on which the Participant attains age sixty-five (65).

1.13 Participant.    An Eligible Employee who has accrued an Annual Plan Benefit under Section 3.1. A Participant who ceases to be an Eligible Employee shall remain a Participant until there has been a complete distribution of his benefits under the Plan, but he shall no longer be eligible to accrue any additional benefits under the Plan for the period he is not an Eligible Employee.

1.14 Section 409A.    Section 409A of the Code, and the final Treasury regulations issued thereunder.

1.15 SORP.    The Broadridge Financial Solutions, Inc. Supplemental Officers Retirement Plan.

1.16 Supplement.    A supplement attached to and made a part of this Plan, which shall set forth for each Participant any special conditions applicable to him.

1.17 Termination of Employment.    A Participant’s separation from service (as such term is defined in Section 409A) with the Company and all any other companies (or other entities) that, together with the Company, are treated as a single employer in accordance with the provisions of Sections 414(b), (c), (m) and (o) of the Code.

1.18 Vested Percentage.    Except to the extent set forth in Sections 3.5 and 5.5, until a Participant completes 5 full calendar years of Future Service, such Participant’s Vested Percentage shall be 0% and he shall not be entitled to any Plan benefits hereunder. Upon completing 5, 6, 7, 8, 9, and 10-or-more full calendar years of Future Service, a Participant’s Vested Percentage shall be 50%, 60%, 70%, 80%, 90%, and 100%, respectively. The Committee may, in the applicable Supplement, grant a Participant prior service credit for determining his Vesting Percentage purposes. For the purpose of determining a Participant’s Vested Percentage only, a Participant who becomes a participant in the SORP shall continue to be credited with Future Service on the same basis as if he had remained an Eligible Employee during the period that he remains an “Eligible Employee” as that term is defined in the SORP.

ARTICLE II

ELIGIBILITY

2.1 Eligibility.    The Committee may at any time and from time to time (but prospectively only) designate any executive of the Company as an Eligible Employee; provided, however, that, in the case of a person who was an executive on January 1, 2009 and remains an executive as of the Effective Date, the Committee may in its discretion designate such executive as an Eligible Employee retroactively to January 1, 2009. Upon becoming an Eligible Employee, such executive shall begin accruing an Annual Plan Benefit under Section 3.1 (i.e., shall become a Participant). The Committee shall determine whether any Participant in the Plan shall remain an Eligible Employee for purposes of accruing future Plan benefits. Such determination shall be set forth in writing in accordance with uniform procedures established by the Committee in its sole discretion.

2.2 Automatic Termination of Eligibility.    A person shall automatically cease to be an Eligible Employee on the date on which such person commences participation in the SORP or is removed as an Eligible Employee by the Committee. A person who ceases to be an Eligible Employee may not recommence participation in the Plan until the January 1 following his redesignation as an Eligible Employee, unless otherwise permitted under Code Section 409A.

ARTICLE III

RETIREMENT BENEFITS

3.1 In General.

(a) A Participant’s Annual Plan Benefit is the product of (i) his Final Average Annual Pay, (ii) his Future Service period, (iii) the Annual Benefit Multiplier and (iv) his Vested Percentage.

(b) A Participant’s benefits under this Plan shall be expressed as an annual amount in the form of a straight life annuity or, at the Committee’s election, another actuarially equivalent series of substantially equal periodic payments (based on reasonable actuarial methods and assumptions), payable not less frequently than annually, for the life (or life expectancy) of the Participant, starting as at the date the payments to such Participant under this Article III begin.

3.2 Normal Retirement Benefit.    If payment of a Participant’s benefits has not commenced on his Early Retirement Date under Section 3.3 below, payment of Plan benefits to the Participant shall commence on the first day of the month next following the later of the Participant’s Normal Retirement Date and the Participant’s Termination of Employment, and payment of benefits shall cease with the payment for the month in which the Participant’s death occurs. The monthly Plan benefit shall be one-twelfth of such Participant’s Annual Plan Benefit determined in accordance with the provisions of Section 3.1 above. In the event payment of a Participant’s benefits hereunder commences after a Participant’s Normal Retirement Date, such monthly benefit shall be in an amount equal to the monthly benefit the Participant would have received hereunder if the Participant had commenced receipt of payments under the Plan on his Normal Retirement Date, actuarially increased to reflect the commencement of his benefits after his Normal Retirement Date, using a 6% interest rate and the RP-2000 Mortality Table.

3.3 Early Retirement Benefit.    Payment of a Participant’s Plan benefits shall commence on the first day of the month next following the Participant’s Termination of Employment on or following his Early Retirement Date and prior to his Normal Retirement

Date, and benefits shall cease with the payment for the month in which his death occurs. Such monthly benefit shall be in an amount equal to the monthly benefit the Participant would have received under Section 3.2 if the Participant had commenced receipt of payments under the Plan on his Normal Retirement Date, reduced by 5/12% for each month by which the commencement of his benefits precedes his Normal Retirement Date.

3.4 Delayed Benefit.    In the case of a Participant with a Vested Percentage greater than 0% who incurs a Termination of Employment prior to his Early Retirement Date, payment of his Plan benefits shall commence on his Early Retirement Date. Such monthly benefit shall be in an amount equal to the monthly benefit the Participant would have received under Section 3.2 if the Participant had commenced receipt of payments under the Plan on his Normal Retirement Date, reduced by 5/12% for each month by which the commencement of his benefits precedes his Normal Retirement Date.

3.5 Disability Retirement Benefit.    If a Participant shall incur a Disability while employed by the Company, the Company shall pay such Participant a monthly benefit starting on the first day of the calendar month immediately following the date his Disability begins, or, if later, the date of his Termination of Employment, and ending with the payment for the calendar month in which his death occurs or his Disability ends, whichever occurs first. Such monthly benefit (which shall not be reduced by, and shall not reduce, the benefits, if any, payable to a Participant under the Company’s long-term disability insurance program) shall be calculated in the same way as an early retirement benefit under Section 3.3, based on his Final Average Annual Pay when his Disability begins (which will, for purposes of this Section 3.5 only, be determined over less than five full consecutive calendar years to the extent that his Future Service period is less than five years), except that (i) the Vested Percentage shall always be 100%, (ii) there shall not be any actuarial reduction to reflect the commencement of the payment of benefits before his Normal Retirement Date, and (iii) there shall not be any Future Service period accrual during his Disability. For purposes of this Section 3.5, “Disability” shall occur when the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability insurance program as in effect on the date the Disability begins.

3.6 No Duplication.    In no event shall benefits become payable to any Participant under more than one Section of this Article III.

3.7 Six Month Delay.    In the event the Committee determines that, at the time of a Participant’s Termination of Employment, that the stock of the Company is traded on an established securities market or otherwise, commencement of the Participant’s Plan benefits shall be delayed for six months following the Participant’s Termination of Employment (and the first payment shall include any missed payments for such six-month period). For purposes of determining the actuarial adjustment of Plan benefits for payments prior to or after Normal Retirement Date, the commencement of benefits shall be deemed to be the date that benefits would have commenced absent the delay provided in this Section 3.7.

ARTICLE IV

FORFEITURES

4.1 Forfeiture for Competitive Employment.    If, after a Participant incurs a Termination of Employment, the Participant violates the non-competition provisions of any agreement he has entered into with the Company, or if his employment with the Company is terminated on account of his dishonesty or gross negligence, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the Plan.

4.2 Limitation.    If any provision of this Article IV shall be unenforceable as a matter of law, it shall be construed to apply to the greatest extent permitted by law so as to give effect to its intended purposes.

ARTICLE V

CONDITIONS RELATED TO BENEFITS

5.1 Administration of Plan.    The Committee shall administer the Plan and shall have the sole and exclusive authority to interpret, construe and apply its provisions. The Committee shall have the power to establish, adopt and revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan and the operation of the Committee’s activities in connection therewith. All decisions of the Committee shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member in his capacity as a Participant.

5.2 Grantor Trust.    The Committee may, at its discretion, have the Company create a grantor trust (within the meaning of section 671 of the Code) in connection with this Plan to which it may from time to time contribute amounts to accumulate an appropriate reserve against its obligations hereunder. Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company.

5.3 No Right to Company Assets; Unsecured Creditors.    Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder, nor in any policy or policies of insurance on the life of a Participant owned by the Company. Participants have the status of general unsecured creditors of the Company with respect to the benefits to which they become entitled under this Plan, and this Plan constitutes a mere promise by the Company to make benefit payments in the future to Participants who become entitled to such benefits pursuant to the terms of this Plan.

5.4 No Employment Rights.    Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of a Participant, or obligate a Participant to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

5.5 Company’s Right to Terminate and Amend.    The Company reserves the right in its sole discretion at any time to amend the Plan in any respect or terminate the Plan. Notwithstanding the foregoing, no such amendment or termination shall reduce the amount of the benefit theretofore vested in any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit based on the provisions of the Plan as theretofore in effect. For this purpose, the amount of a Participant’s accrued benefit as of the date of any plan amendment or termination shall be determined as if the Participant was then retiring in accordance with Section 3.3 with his actual Vested Percentage accrued as at such date; provided that if the Company is terminating the Plan and if a Participant has not completed at least 5 years of Future Service, Participant’s Vested Percentage shall be: (i) 40%

if he has completed 4 years of Future Service; (ii) 30% if he has completed 3 years of Future Service; (iii) 20% if he has completed 2 years of Future Service; (iv) 10% if he has completed 1 year of Future Service; and (v) 0% if he has not completed 1 year of Future Service.

5.6 Protective Provisions.    The Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

5.7 Right of Offset.    If at the time any payment is to be made hereunder a Participant is indebted to the Company or otherwise subject to a monetary claim by the Company, the payments remaining to be paid to the Participant under the Plan may, at the Company’s discretion, be reduced by setoff against the amount of such indebtedness or claim. Notwithstanding the foregoing, the offset described in the previous sentence shall be made only if (i) such debt is incurred in the ordinary course of the employment relationship between the Participant and the Company, (ii) the entire amount of the reduction in any of the Participant’s taxable years does not exceed $5,000, and (iii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

5.8 No Third Party Rights.    Nothing in this Plan or any trust established pursuant to Section 5.2 hereof shall be construed to create any rights hereunder in favor of any person (other than the Company and any Participant) or to limit the Company’s right to amend or terminate the Plan in any manner subject to Section 5.5 hereof.

ARTICLE VI

MISCELLANEOUS

6.1 Non-assignability.    No rights or payments to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, nor be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency.

6.2 Withholding.    To the extent required by law the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

6.3 Gender and Number.    Wherever appropriate herein, the masculine shall mean the feminine and the singular shall mean the plural or vice versa.

6.4 Notice.    Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to: (a) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the attention of the Secretary of the Committee; and (b) in the case of a Participant, such Participant’s home or business address maintained in the Company’s personnel records. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

6.5 Validity.    In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

6.6 Applicable Law.    This Plan shall be governed and construed in accordance with the laws of the State of New York, without regard to such state’s choice of law rules.

6.7 409A.    Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right through the action of the Committee to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of an excise tax under Section 409A on any payment to be made hereunder, provided that there is no reduction in the benefit provided hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Code Section 409A.

6.8 Claims Procedure.

(a) The Committee shall be responsible for determining all claims for benefits under the Plan by a Participant or his spouse (“Claimant”).

(b) A Claimant may file a written claim with a person designated by the Committee (the “Designated Person”) with respect to the Claimant’s rights to receive a benefit pursuant to the Plan. The Claimant will be informed of the decision of the Designated Person with respect to the claim within 90 days after it is filed. Under special circumstances, the Designated Person may require an additional period of not more than 90 days to review a claim. If that happens, the Claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Designated Person expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Claimant responds to the Designated Person’s request for information.

(c) If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Claimant will be provided with a written or electronic notice setting forth the reason for the determination, along with specific references to the provisions of the Plan on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If a Claimant is not notified (of the denial or an extension) within 90 days from the date the Claimant notifies the Designated Person, the Claimant may request a review of the application as if the claim had been denied.

(d) If the Claimant’s claim has been denied, or an adverse benefit determination has been made, the Claimant may request that the Committee review the denial. The request must be in writing and must be made within 60 days after written notification of denial. In connection with this request, the Claimant (or a duly authorized representative) may

(i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Committee written comments, documents, records, and other information related to the claim.

(e) The review by the Committee will take into account all comments, documents, records, and other information the Claimant submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within 60 days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, the Claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the Committee’s request for information.

(f) The Committee’s decision on the claim for review will be communicated to the Claimant in writing or electronically. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific provisions of the Plan on which the determination is based; (ii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(g) These procedures must be exhausted before a Claimant may bring a legal action seeking benefits.

(h) The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

(i) The Committee shall have the full power and authority to interpret, construe and administer the Plan in its sole discretion based on the provisions of the Plan and to decide any questions and settle all controversies that may arise in connection with the Plan. The Committee’s interpretations and construction thereof, and actions thereunder, including any valuation of the Annual Plan Benefit, any determination under this Section 6.8, or the amount of the payment to be made hereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

ARTICLE VII

SPOUSAL BENEFITS

In the event of the death of a Participant who is at least 35 years of age at the time of his death and whose Vested Percentage is greater than 0%, the Participant’s surviving spouse (if any) is entitled to receive 50% of the benefit which the Participant would have been entitled to receive at the time of his death. Payments under this Article VII shall commence on the first day of the calendar month next following the Participant’s death if the Participant has already attained age 60 by the time of his death, and shall otherwise commence on the first day of the calendar month next following the month in which the sixtieth anniversary of the Participant’s birth occurs. Payments under this Article VII shall cease with the payment for the month in which the surviving spouse’s death occurs. Benefits paid under this Article VII shall be payable monthly as a straight life annuity benefit and shall be calculated in accordance with the benefit to which the Participant would have been entitled at his Normal Retirement Date. In the case of payments hereunder which commence prior to the date on which the Participant would have attained age 65, the payments shall be actuarially reduced to reflect the commencement of the payment before the Participant’s attainment of age 65.